                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                       EXCHANGE ACT OF 1934, AS AMENDED.

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                 THE KNOT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount Previously Paid:

        ------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

     (3)  Filing Party:

        ------------------------------------------------------------------------

     (4)  Date Filed:

        ------------------------------------------------------------------------

                                 THE KNOT, INC.
                            462 BROADWAY, 6TH FLOOR
                            NEW YORK, NEW YORK 10013

                                                                  April 18, 2000

To the Stockholders of
THE KNOT, INC.:

     You are cordially invited to attend the Annual Meeting of Stockholders of The Knot, Inc., to be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Tuesday, May 16, 2000 at 9:00 a.m.

     Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement which you are urged to read carefully.

     If you do not plan to attend the Annual Meeting, please sign, date, and return the enclosed proxy promptly in the accompanying reply envelope. If you decide to attend the Annual Meeting and wish to change your proxy vote, you may do so automatically by voting in person at the Annual Meeting.

     We look forward to seeing you at the Annual Meeting.

                                          [David Liu sig]

                                          DAVID LIU
                                          President, Chief Executive Officer and
                                          Chairman of the Board

                             YOUR VOTE IS IMPORTANT

     IN ORDER TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE (TO WHICH NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES).

                                 THE KNOT, INC.
                            462 BROADWAY, 6TH FLOOR
                            NEW YORK, NEW YORK 10013
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2000
                            ------------------------

To the Stockholders of
THE KNOT, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The Knot, Inc. ("The Knot" or the "Company") will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Tuesday, May 16, 2000 at 9:00 a.m. (the "Annual Meeting") to consider and vote upon the following matters, which are more fully described in the accompanying Proxy Statement:

        1. To elect two (2) directors to the class of directors whose term expires in 2003. The Board has nominated the following persons for re-election at the Annual Meeting: John Link and Ann Winblad;

        2. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

        3. To transact such other business as may properly come before the Annual Meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. All stockholders of record at the close of business on April 4, 2000 will be entitled to vote at the Annual Meeting and at any adjournment thereof. The stock transfer books of the Company will remain open between the record date and the date of the meeting. A list of stockholders entitled to vote at the Annual Meeting will be available for inspection at the offices of the Company.

                                          By Order of the Board of Directors

                                          [Richard Szefc sig.]

                                          RICHARD SZEFC, Secretary

April 18, 2000

YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                                 THE KNOT, INC.
                            462 BROADWAY, 6TH FLOOR
                            NEW YORK, NEW YORK 10013
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

GENERAL

     This Proxy Statement is furnished to the holders of common stock, par value $0.01 per share (the "Common Stock") of The Knot, Inc., a Delaware corporation ("The Knot" or the "Company") in connection with the solicitation by the Board of Directors (the "Board") of The Knot, for use at the annual meeting of stockholders to be held on May 16, 2000, and at any adjournment or postponement of the annual meeting (the "Annual Meeting"). The Annual Meeting will be held at the offices of Brobeck, Phleger & Harrison LLP, 1633 Broadway, 46th Floor, New York, New York 10019 on Tuesday, May 16, 2000 at 9:00 a.m. All stockholders of record on April 4, 2000 will be entitled to notice of and to vote at the Annual Meeting. The Company intends to mail this Proxy Statement and the accompanying proxy (the "Proxy") to stockholders on or about April 19, 2000.

     The mailing address of the principal executive office of the Company is 462 Broadway, 6th Floor, New York, New York 10013.

PURPOSE OF MEETING

     The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders (collectively, the "Proposals"). Each Proposal is described in more detail in this Proxy Statement.

VOTING

     On April 4, 2000, the record date for determination of stockholders entitled to vote at the Annual Meeting, there were 14,522,612 shares of Common Stock outstanding held by 49 stockholders of record. A list of stockholders eligible to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, prior thereto, during regular business hours at the principal executive office of the Company at the address specified above. You are entitled to one vote for each share of common stock you hold.

     The holders of a majority of the stock issued and outstanding and entitled to vote, present in person or by proxy, shall constitute a quorum at the Annual Meeting. Abstentions and broker non-votes will be counted for purposes of determining whether a quorum is present at the Annual Meeting and abstentions will have the effect of negative votes. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted on a particular matter because instructions have not been received from the beneficial owner.

PROXIES

     If the enclosed form of proxy is properly signed and returned, the shares represented thereby will be voted at the Annual Meeting in accordance with the instructions specified thereon. If the proxy does not specify how the shares represented thereby are to be voted, the proxy will be voted FOR the election of the directors proposed by the Board and FOR the approval of Ernst & Young LLP as the Company's independent auditors.

     Any person giving a Proxy has the power to revoke it at any time before its exercise. It may be revoked by:

     - notifying the Secretary of The Knot in writing before the Annual Meeting;

     - delivering to the Secretary of The Knot before the Annual Meeting a signed proxy with a later date; or

     - attending the Annual Meeting and voting in person.

SOLICITATION

     The Company will bear the entire cost of solicitation, including the preparation, assembly, printing and mailing of this Proxy Statement, the Proxy and any additional soliciting materials furnished to stockholders. Copies of solicitation materials will be furnished to brokerage houses, fiduciaries and custodians holding shares in their names that are beneficially owned by others so that they may forward the solicitation materials to such beneficial owners. In addition, the Company may reimburse such persons for their costs of forwarding the solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by solicitation by telephone, telegram or other means by directors, officers, employees or agents of the Company. No additional compensation will be paid to these individuals for any such services. Except as described above, the Company does not presently intend to solicit proxies other than by mail.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     The Company's Amended and Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), provides for a classified Board consisting of three classes of directors serving staggered three year terms. These classes are required to be as nearly equal in number as possible. The Amended and Restated Bylaws of the Company provide for a Board consisting of such number of directors as may be fixed from time to time by resolution of the members of the Board or by the stockholders at an annual meeting of stockholders of the Company. Two directors are to be elected at the Annual Meeting for a term expiring at the 2003 annual meeting of stockholders or until their successors have been duly elected and qualified.

     The Board has nominated John Link and Ann Winblad to stand for re-election to the class of directors whose term expires at the 2003 annual meeting of stockholders or until their successors are elected and have qualified. Each person nominated for re-election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them "FOR" the nominees named below.

BUSINESS EXPERIENCE OF NOMINEES FOR ELECTION TO TERMS EXPIRING IN 2003

     John Link (58) has served as one of the Company's directors since June 1999. Mr. Link has been the Executive Vice President of Information Technology of QVC since January 1991 and Chief Information Officer of QVC since March 1994. He also served as Senior Vice President of Information Technology of QVC from June 1989 to March 1994. Prior to June 1989, Mr. Link held various senior technical management positions at Sun Company. Mr. Link received a B.A. in physics from the University of Delaware, a Master of Science in computer science from the University of Pennsylvania and completed the Program for Management Development at Harvard Business School. He is a member of the Society for Information Management.

     Ann Winblad (49) has served as one of the Company's directors since April 1998. Ms. Winblad has been a general partner of Hummer Winblad Venture Partners, a venture capital investment firm, since 1989. She is a member of the board of trustees of the University of St. Thomas and is an advisor to numerous entrepreneurial groups such as the Software Development Forum, the Stanford/MIT Venture Forum and the Massachusetts Computer Software Council, Software Industry Business Practices. Ms. Winblad also serves on the boards of directors of Net Perceptions Inc., a provider of real time personalization and precision marketing software solutions for the Internet and multi-channel retailers, Liquid Audio Inc., a provider of an open platform that enables the digital delivery of music over the Internet, and several private companies. Ms. Winblad received a B.S. in Mathematics and Business Administration from the University of St. Thomas and an M.A. in education with an economics focus from the University of St. Thomas.

BUSINESS EXPERIENCE OF CONTINUING DIRECTORS WITH TERMS EXPIRING IN 2001

     Sandra Stiles (50) has been the Company's Chief Operating Officer since November 1998 and Assistant Secretary since September 1999. From November 1998 to May 1999, she served as the Company's Chief Financial Officer. Ms. Stiles has served as one of the Company's directors since May 1998. From September

1994 to October 1998, she was the Senior Vice President and Director of Operations for the Children's Book and Value Publishing division of Random House. She also served as a Vice President and the Corporate Controller of Random House from October 1990 to August 1994. Prior to October 1990, Ms. Stiles held various positions at OmniCorp Holdings, Inc., Bertelsmann Inc. and Arthur Andersen & Co. She received a B.S. in Accounting from New York University.

     Roberto Stern (40) has served as one of the Company's directors since March 2000. Since 1993, Mr. Stern has served as President of H. Stern, a leading jeweler and specialty retailer. From 1991 to 1993, Mr. Stern served as Vice President of H. Stern's activities in Sao Paulo. From 1985 until 1991, Mr. Stern served in various other positions within H. Stern. Mr. Stern has also held positions at Salles Interamerica, one of Brazil's largest advertising agencies, Zales Jewelers, Modulados Favo, the furniture manufacturer and Banco Brascan. Mr. Stern is a certified Gemologist with a diploma from the GIA, Gemological Institute of America. Mr. Stern received a B.S. in Economics from The Federal University of Rio de Janeiro in 1981.

BUSINESS EXPERIENCE OF CONTINUING DIRECTOR WITH TERM EXPIRING IN 2002

     David Liu (34) is a co-founder of The Knot and has been the Company's Chief Executive Officer and a director since its inception in May 1996. From January 1993 to May 1996, Mr. Liu served as Director of Production of RunTime Inc., a CD-ROM development firm that he co-founded with Carley Roney. Prior to January 1993, Mr. Liu was the Director of Production at VideOvation, a subsidiary of Reader's Digest. Mr. Liu received a B.F.A. in Film and Television from New York University. Mr. Liu is married to Ms. Roney, the Company's Editor-in-Chief.

BOARD MEETINGS AND COMMITTEES

     The Company's Board met a total of ten times and acted by written consent 8 times during the year ended December 31, 1999. Each director attended at least 75% of the aggregate of (i) the total meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which he or she served, with respect to the Board meetings and Committee meetings, respectively, held in that portion of 1999 during which the director was serving as a member of the Board.

     The Company has a Compensation Committee currently composed of Mr. Link and Ms. Winblad. The Compensation Committee met twice in 1999. The Compensation Committee recommends, reviews and oversees the salaries, benefits and stock option plans for the Company's employees, consultants, directors and other individuals whom the Company compensate. The Compensation Committee also administers the Company's compensation plans.

     The Company also has an Audit Committee currently composed of Mr. Link, Mr. Stern, Ms. Stiles and Ms. Winblad. The Audit Committee met once in 1999. The Audit Committee reviews, acts on and reports to the Board on various auditing and accounting matters, including the recommendation of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of The Knot.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     In 1999, the Compensation Committee consisted of Mr. Link, Mr. Liu and Ms. Winblad. The Company's Compensation Committee currently consists of Mr. Link and Ms. Winblad. None of the members of the Compensation Committee is or has been an officer or employee of the Company. Mr. Liu has participated in all discussions and decisions concerning the compensation of the Company's executive officers, except that he was excluded from discussions by the Board regarding his own compensation.

     Mr. Link is the Chief Information Officer of QVC, and Ms. Winblad is a general partner of Hummer Winblad Equity Partners II, L.P., the general partner of each of the Hummer Winblad funds. See "Certain Relationships and Related Transactions."

DIRECTOR COMPENSATION

     The Company reimburses its directors for travel and other out-of-pocket costs incurred in connection with the attendance at meetings of the Board. In addition, the Company's 1999 Stock Incentive Plan (the "1999 Plan") provides that each eligible non-employee director will automatically receive an option to purchase 15,000 shares of Common Stock upon such director's initial election or appointment to the Board. Each 15,000-share option will vest in a series of three (3) successive annual installments upon the optionee's completion of each year of Board service over the three-year period measured from the option grant date. The 1999 Plan also provides that, on the date of each annual meeting of stockholders, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock. Each annual 5,000-share option will vest upon the optionee's completion of one (1) year of Board service measured from the option grant date. The exercise price per share in effect for options granted under the 1999 Plan is the closing sale price of the Common Stock on the grant date as reported by the Nasdaq National Market.

     Under the Automatic Option Grant Program of the 1999 Plan, on March 20, 2000 (the date the Board appointed Roberto Stern to the Board), Mr. Stern received an automatic option grant to purchase 15,000 shares of Common Stock. The exercise price per share in effect under the option is $7.19, the fair market value per share of the Common Stock on the grant date. The option grant will vest in a series of three (3) successive annual installments upon Mr. Stern's completion of each year of Board service over the three-year period measured from the grant date.

VOTE REQUIRED

     The affirmative vote of a plurality of the shares of Common Stock present in person or represented by proxy and entitled to vote at the Annual Meeting is required for the election of directors. The two candidates for the class of directors whose terms expire at the 2003 annual meeting of stockholders receiving the highest number of affirmative votes of the stockholders entitled to vote at the Annual Meeting will be re-elected directors of The Knot. Unless otherwise instructed, the proxyholders will vote each returned Proxy "FOR" the nominees named above, or for as many nominees of the Board as possible, such votes to be distributed among such nominees in the manner as the proxyholders see fit.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED ABOVE.

                                   PROPOSAL 2

                      RATIFICATION OF INDEPENDENT AUDITORS

     The Board of Directors has appointed the firm of Ernst & Young LLP, independent auditors for the Company during the fiscal year ended December 31, 1999, to serve in the same capacity for the year ending December 31, 2000, and is asking the stockholders to ratify this appointment.

VOTE REQUIRED

     The affirmative vote of a majority of the stockholders represented and voting at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. In the event the stockholders fail to ratify the appointment, the Board will reconsider its selection. Even if the selection is ratified, the Board, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board believes that such a change would be in The Knot's and its stockholders' best interests.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

RECOMMENDATION OF THE BOARD

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP TO SERVE AS THE KNOT'S INDEPENDENT AUDITORS FOR THE YEAR ENDING DECEMBER 31, 2000.

                            OWNERSHIP OF SECURITIES

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of April 4, 2000 by (i) each person or group of affiliated persons known by the Company to beneficially own more than five percent of the Company's Common Stock, (ii) each of the Company's directors and nominees for director, (iii) the Company's named executive officers and (iv) all directors and executive officers of the Company as a group.

                                                                 AMOUNT AND NATURE
                                                              OF BENEFICIAL OWNERSHIP
                                                                 OF COMMON STOCK(2)
                                                              ------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER(1)                         NUMBER        PERCENT
---------------------------------------                       -----------    ---------
David Liu(3)(4).............................................     673,383        4.6%
Carley Roney(3)(4)..........................................     673,383        4.6
Michael Wolfson(3)..........................................     673,383        4.6
Rob Fassino(3)..............................................     673,383        4.6
Sandra Stiles(5)............................................     197,917        1.4
Richard Szefc(6)............................................      62,500          *
Carlos Manel Abreu(7).......................................      33,333          *
John Link(8)................................................   5,728,590       35.3
Roberto Stern(9)............................................          --         --
Ann Winblad(10).............................................   2,560,000       17.6
Interactive Technology Holdings, LLC(11)....................   5,725,590       35.3
Hummer Winblad Funds(10)....................................   2,560,000       17.6
America Online, Inc.(12)....................................   1,166,667        7.8
All directors and executive officers as a group (7
  persons)(13)..............................................   3,530,133       23.9

---------------
  *  Less than 1%.

 (1) Except as otherwise indicated, (i) the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws, where applicable and (ii) the address of all employee stockholders listed in the table is 462 Broadway, 6th Floor, New York, NY 10013. Beneficial ownership is calculated pursuant to Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, as amended. The addresses of individual directors and nominees for election to the Board are indicated in their corresponding footnotes.

 (2) On April 4, 2000, 14,522,612 shares of Common Stock were issued and outstanding.

 (3) Consists of 673,383 shares of common stock owned by this stockholder, of which 505,037 shares are subject to repurchase under a vesting agreement over the 36-month period beginning April 28, 1998, as long as this stockholder remains an employee of The Knot. As of April 4, 2000, 322,663 of the 505,037 shares held by this stockholder subject to vesting had vested. The Knot has the right to repurchase all or any portion of the unvested shares for $0.01 per share for a period of 60 days from the date of early termination.

 (4) Excludes 673,383 shares of common stock owned by this stockholder's spouse.

 (5) Includes 112,083 shares of common stock issuable upon the exercise of presently exercisable options and 15,834 shares of common stock issuable upon the exercise of options exercisable within 60 days. Excludes 182,083 shares of common stock issuable upon the exercise of options that do not vest within 60 days of April 4, 2000.

 (6) Consists of 62,500 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2000. Excludes 187,500 shares of common stock issuable upon the exercise of options that do not vest within 60 days of April 4, 2000.

 (7) Consists of 33,333 shares of common stock issuable upon the exercise of options exercisable within 60 days of April 4, 2000. Excludes 66,667 shares of common stock issuable upon the exercise of options that do not vest within 60 days of April 4, 2000.

 (8) Consists of 3,000 shares of common stock owned by this stockholder and 4,025,590 shares of common stock owned by Interactive Technology Holdings, LLC, an affiliate of QVC, and 1,700,000 shares issuable upon the exercise of a currently exercisable warrant. Mr. Link disclaims beneficial ownership of the shares of common stock owned by Interactive Technology Holdings, LLC, except to the extent of his pecuniary interest therein. Mr. Link's address is c/o QVC, Studio Park, West Chester, PA 19380.

 (9) Excludes 15,000 shares of common stock issuable upon the exercise of options that do not vest within 60 days of April 4, 2000.

(10) Consists of 2,432,000 shares of common stock owned by Hummer Winblad Venture Partners III, L.P. and 128,000 shares of common stock owned by Hummer Winblad Technology Fund III, L.P. (collectively, the "Hummer Winblad Funds"). John Hummer, Ann Winblad (one of our directors) and Mark Gorenberg are general partners of Hummer Winblad Equity Partners II, L.P. ("HWII"), the general partner of each of the Hummer Winblad Funds. Consequently, HWII and Mr. Hummer, Ms. Winblad and Mr. Gorenberg may each be deemed to beneficially own all of the shares held by the Hummer Winblad Funds. HWII, Mr. Hummer, Ms. Winblad and Mr. Gorenberg each disclaim beneficial ownership of such shares, except to the extent of their respective pecuniary interest therein. The address of the Hummer Winblad Funds is 2 South Park, 2nd Floor, San Francisco, CA 94107.

(11) Consists of 4,025,590 shares of common stock owned by Interactive Technology Holdings, LLC and 1,700,000 shares issuable upon the exercise of a currently exercisable warrant. The address of Interactive Technology Holdings, LLC is 222 Delaware Avenue, Suite 1448, 14th Floor, Wilmington, DE 19801-1621.

(12) Consists of 800,000 shares of common stock owned by America Online, Inc. ("AOL") and 366,667 shares issuable upon the exercise of a warrant. The address of AOL is 22000 AOL Way, Dulles, VA 20166.

(13) Includes 223,750 shares of common stock issuable upon the exercise of options which are currently vested or which vest within 60 days of April 4, 2000.

                                   MANAGEMENT

     The following table sets forth, as of April 4, 2000, the name, age and position of each of our executive officers and other key employees.

NAME                                   AGE                           POSITION
----                                   ---                           --------
David Liu............................   34    President, Chief Executive Officer and Chairman of the
                                              Board
Sandra Stiles........................   50    Chief Operating Officer, Assistant Secretary and
                                              Director
Richard Szefc........................   50    Chief Financial Officer, Treasurer and Secretary
Carlos Manuel Abreu..................   40    Chief Technology Officer
Carley Roney.........................   31    Editor-in-Chief
Michael Wolfson......................   34    Vice President, Distribution
Rob Fassino..........................   32    Vice President, Business Integration
Russell Casenhiser...................   34    Vice President of Retail Sales
Adam Sandow..........................   31    Vice President of Sales

     David Liu is the Company's President, Chief Executive Officer and Chairman of the Board. See "Business Experience of Continuing Director with Term Expiring in 2002" for a discussion of Mr. Liu's business experience. Mr. Liu is married to Ms. Roney.

     Sandra Stiles is the Company's Chief Operating Officer and a director. See "Business Experience of Continuing Directors with Terms Expiring in 2001" for a discussion of Ms. Stiles' business experience.

     Richard Szefc has served as the Company's Chief Financial Officer since May 1999 and the Company's Treasurer and Secretary since September 1999. From July 1998 to May 1999, Mr. Szefc was an independent consultant. From April 1990 to June 1998, Mr. Szefc served as Executive Vice President and Chief Financial Officer of Random House. Prior to April 1990, Mr. Szefc served as a partner in the audit practice of Arthur Andersen & Co. Mr. Szefc received a B.S. in economics from the University of Pennsylvania.

     Carlos Manuel Abreu has served as the Company's Chief Technology Officer since February 1999. From March 1992 to January 1999, Mr. Abreu was the Chief Executive Officer and Chief Technology Officer of Cyberphilia, Inc., a developer of intranets, extranets and e-commerce solutions for advertising, pharmaceutical, public relations, publishing, architectural, e-commerce and other companies. Mr. Abreu received a B.S. in Computer Science from Rutgers University.

     Carley Roney is a co-founder of The Knot. She has served as the Company's Editor-In-Chief since its inception in May 1996. From May 1996 to September 1999, she also served as Vice President of Creative Development. From January 1994 to May 1996, she served as President at RunTime Inc., a CD-ROM development firm that she co-founded with David Liu. Ms. Roney received a M.A. in Cultural Studies and a B.F.A. in Film and Television from New York University. Ms. Roney is married to Mr. Liu.

     Michael Wolfson is a co-founder of The Knot and has served as the Company's Vice President, Distribution since its inception. From May 1996 to September 1999, he served as the Company's Secretary. From April 1998 to April 1999, he also served as the Vice President of Membership Acquisition. From October 1994 to February 1996, Mr. Wolfson served as Director of Development of the Digital Media Division of Margeotes Fertitta and Partners, an advertising agency. In 1992, Mr. Wolfson founded and served as President of Luna Pictures, a company providing Avid-based editing facilities for television and movie production companies. Mr. Wolfson received a B.F.A. in Film and Television from New York University.

     Rob Fassino is a co-founder of The Knot. He has served as the Company's Vice President, Business Integration since August 1999. He also served as the Company's Vice President of Production from April 1999 to August 1999, and Vice President of Sales from June 1996 to April 1999. From October 1994 to June 1996, Mr. Fassino served as the Director of the Digital Media Division of Margeotes Fertitta and Partners, an advertising agency. Mr. Fassino received a B.F.A. in Film and Television from New York University.

     Russell Casenhiser has served as the Company's Vice President of Retail Sales since May 1999. He has also served as Director of Registry Operations from April 1998 to May 1999. From January 1996 to April 1998, Mr. Casenhiser was the President and co-founder of Bridal Search, an online directory of bridal gowns. From September 1992 to December 1995, Mr. Casenhiser served as the President of La Galleria, a high-end retail clothing store. Mr. Casenhiser received a B.S. in Economics from Pepperdine University and a M.B.A. from Pepperdine University.

     Adam Sandow has served as the Company's Vice President of Sales since February 1999. From June 1994 to January 1999, Mr. Sandow was President of Travel Publishing Group, Inc., a consumer magazine publisher.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information concerning the aggregate compensation paid by the Company to the Company's Chief Executive Officer and other executive officers (the "Named Executive Officers") for services rendered in all capacities to the Company for the years ended December 31, 1999, 1998 and 1997:

                           SUMMARY COMPENSATION TABLE

                                                                      LONG TERM
                                                     ANNUAL          COMPENSATION
                                                COMPENSATION(1)         AWARDS
                                               ------------------    ------------
                                                                      SECURITIES
                                                                      UNDERLYING      ALL OTHER
                                               SALARY      BONUS     OPTION/SARS     COMPENSATION
NAME AND PRINCIPAL POSITION            YEAR      ($)        ($)          (#)             ($)
---------------------------            ----    -------    -------    ------------    ------------
David Liu............................  1999    139,167    100,000           --           --
  President, Chief Executive Officer   1998     94,833(5)  30,000           --           --
  and Chairman of the Board            1997     63,500         --           --           --
Sandra Stiles(2).....................  1999    137,292     75,000           --           --
  Chief Operating Officer, Assistant   1998     18,333         --      380,000           --
  Secretary and Director
Carlos Manuel Abreu(3)...............  1999    119,167     50,000      100,000           --
  Chief Technology Officer
Richard Szefc(4).....................  1999     85,625     75,000      250,000           --
  Chief Financial Officer, Treasurer
  and Secretary

---------------
(1) The aggregate amount of perquisites and other personal benefits, if any, did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus reported for each Named Executive Officer and has therefore been omitted.

(2) Ms. Stiles joined the Company as Chief Operating Officer in November 1998.

(3) Mr. Abreu joined the Company as Chief Technology Officer in February 1999.

(4) Mr. Szefc joined the Company as Chief Financial Officer in May 1999.

(5) During the first quarter of 1998, Mr. Liu received $21,500 of the $94,833 in compensation from Element Studios, a corporation formed in connection with the Company's inception.

STOCK OPTIONS

     The following table sets forth information concerning stock option grants made to each of the Named Executive Officers during the year ended December 31, 1999. The Company did not grant any stock appreciation rights to the Named Executive Officers during the year ended December 31, 1999.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                          INDIVIDUAL GRANTS
                       --------------------------------------------------------
                                        PERCENT OF                                 POTENTIAL REALIZABLE VALUE AT
                        NUMBER OF     TOTAL OPTIONS/                                  ASSUMED ANNUAL RATES OF
                        SECURITIES     SARS GRANTED                                STOCK PRICE APPRECIATION FOR
                        UNDERLYING     TO EMPLOYEES    EXERCISE OR                        OPTION TERM(4)
                       OPTIONS/SARS     IN FISCAL      BASE PRICE    EXPIRATION   -------------------------------
NAME                    GRANTED(1)      YEAR(%)(2)      ($/SH)(3)       DATE       0%($)      5%($)      10%($)
----                   ------------   --------------   -----------   ----------   -------   ---------   ---------
David Liu............         --             --             --             --          --          --          --
Sandra Stiles........         --             --             --             --          --          --          --
Carlos Manuel
  Abreu(5)...........    100,000            8.6           0.50        1/31/09     200,000     337,224     598,436
Richard Szefc(6).....    250,000           21.4           1.50        5/30/09     687,500   1,355,701   2,380,851

---------------
(1) All options were granted under the Company's 1997 Stock Incentive Plan, the predecessor to the Company's 1999 Stock Incentive Plan (the "1997 Plan"). Unless otherwise indicated, each option vests and becomes exercisable as follows: 25% after 12 months of service measured from the date of the option grant, and the remaining 75% thereafter in a series of 36 equal monthly installments.

(2) The Company granted options to acquire an aggregate of 1,166,650 shares of Common Stock to the Company's officers and employees in 1999.

(3) The exercise price may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date or a combination of cash or shares or any other form of consideration approved by the Board.

(4) There is no assurance provided to any Named Executive Officer or any other holder of the Company's securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% or 10% levels or at any other defined level. Unless the market price of the Common Stock does in fact appreciate over the option term, no value will be realized from the option grants made to the Named Executive Officers.

(5) The fair market value of the underlying shares of Common Stock on February 1, 1999, the date the options were granted, was $2.50 per share, as determined by the Board.

(6) The fair market value of the underlying shares of Common Stock on May 31, 1999, the date the options were granted, was $4.25 per share, as determined by the Board.

     The following table provides information concerning option exercises during the year ended December 31, 1999 by the Named Executive Officers and the value of unexercised options held by each of the Named Executive Officers as of December 31, 1999. No stock appreciation rights were exercised during the year ended December 31, 1999.

                         OPTION EXERCISES AND HOLDINGS

                                                               NUMBER OF               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS         IN-THE-MONEY OPTIONS AT
                          SHARES                         AT FISCAL YEAR END(#)         FISCAL YEAR END($)(1)
                        ACQUIRED ON      VALUE        ---------------------------   ---------------------------
NAME                    EXERCISE(#)   REALIZED($)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                    -----------   ------------    -----------   -------------   -----------   -------------
David Liu.............        --              --            --              --             --              --
Sandra Stiles.........    70,000         665,000(2)     80,417         229,583        638,511       1,822,889
Carlos Manual Abreu...        --              --            --         100,000             --         794,000
Richard Szefc.........        --              --            --         250,000             --       1,735,000

---------------
(1) Value is defined as the fair market price of the Company's Common Stock at December 31, 1999 less the exercise price. On December 31, 1999, the closing selling price of a share of the Company's Common Stock on the Nasdaq National Market was $8.44.

(2) The fair market price of the Company's Common Stock at December 1, 1999, the exercise date, is assumed to be $10.00, the initial public offering price of the Company's Common Stock.

EMPLOYMENT AGREEMENTS AND CHANGE OF CONTROL ARRANGEMENTS

     On April 12, 1999, the Company entered into an employment contract with Mr. Liu, the Company's Chief Executive Officer, for three years. The contract provides for salary and the payment of one or more annual bonuses at the sole discretion of the Board. In the event of his termination without cause before the end of the contract term, Mr. Liu is entitled to one year's salary plus certain benefits. The contract also contains a covenant by Mr. Liu not to compete for the term of the contract and for one year after the term expires. As of April 4, 2000, Mr. Liu's annual salary was $185,000.

     On November 2, 1998, the Company entered into an employment contract with Ms. Stiles, the Company's Chief Operating Officer, which is terminable at any time. In the event of her termination without cause, Ms. Stiles is entitled to one year's salary plus certain benefits. As of April 4, 2000, Ms. Stiles' annual salary was $180,000.

     On May 31, 1999, the Company entered into an employment contract with Mr. Szefc, the Company's Chief Financial Officer, which is terminable at any time. In the event of his termination without cause, Mr. Szefc is entitled to one year's salary plus certain benefits. In addition, in the event an individual or related group of persons acquires 50% or more of the Company's voting stock, at least 50% of Mr. Szefc's options will vest immediately. As of April 4, 2000, Mr. Szefc's salary was $175,000.

     All of the options awarded by the Company to the Named Executive Officers during the year ended December 31, 1999 provide that, in the event that we are acquired by merger, asset sale or sale of more than 50% of the Company's voting securities by the stockholders, each outstanding option which is not to be assumed by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee offers this report regarding compensation for the Company's executive officers and Chief Executive Officer.

  General Compensation Policy

     The fundamental policy of the Compensation Committee is to provide the Company's executive officers with competitive compensation opportunities based upon their contribution to the Company's development and financial success and their personal performance. The Compensation Committee, with this objective in mind, recommends to the Board compensation packages for the Company's executive officers designed to retain and attract top quality management and to encourage them to contribute to the achievement of the Company's business objectives. In addition, the Compensation Committee attempts to establish compensation packages that are comparable to the packages received by executives of similar companies and reasonable in light of the Company's internal base salary comparability considerations.

     The Company compensates its executive officers with a combination of salary and incentives designed to encourage efforts to achieve both the short-term and long-term goals of the Company. The compensation structure attempts to reward both individual contributions as well as the Company's overall performance. The principal factors which the Compensation Committee considered with respect to each executive officer's compensation package for fiscal year 1999 are summarized below. The Compensation Committee may, however, in its discretion apply entirely different factors in advising the Chief Executive Office and the Board with respect to executive compensation for future years.

     The basic components of the Company's compensation packages for its executive officers include the following:

     - Base Salary

     - Annual Incentives

     - Long-Term Incentives

     - Benefits

     Base Salary. The base salary for each executive officer is determined on the basis of the following factors: experience, personal performance, the salary levels in effect for comparable positions within and without the industry, and internal base salary comparability considerations. The weight given to each of these factors differs from individual to individual, as the Compensation Committee deems appropriate. Base salaries are generally reviewed on an annual basis, with adjustments made in accordance with the factors indicated above. In addition, in reviewing annual adjustments, the Compensation Committee takes into account the Company's performance in the fiscal year then ended.

     Annual Incentives. The incentive compensation of executive officers is closely related to Company performance. A portion of the cash compensation of executive officers consists of contingent compensation. Bonus awards are based on, among other things, performance objectives and goals that are tailored to the responsibilities and functions of key executives. The Compensation Committee felt that the Company's executives and key employees reached personalized performance objectives, and contributed to the Company's successful completion of its initial public offering in December 1999 and to the Company's revenue growth during 1999. During 1999, the Company approved bonuses to its executive officers in an aggregate amount of $300,000.

     Long-Term Incentive Compensation. Long-term incentives are provided through grants of stock options. The grants are designed to align the interests of each executive officer with those of the stockholders and provide each individual with a significant incentive to manage the Company from the perspective of an owner with an equity stake in the Company. Each option grant allows the individual to acquire shares of the Company's Common Stock at a fixed price per share (generally, the market price on the grant date) over a specified period of time (up to ten years). Each option generally becomes exercisable in installments over a 4-year period, contingent upon the executive officer's continued employment with the Company. Accordingly, the option grant will provide a return to the executive officer only if the executive officer remains employed by the Company during the vesting period, and then only if the market price of the underlying shares appreciates. During 1999, the Company granted to its executive officers options to purchase an aggregate of 350,000 shares of Common Stock.

     Benefits. Benefits offered to the Company's executive officers serve as a safety net of protection against the financial catastrophes that can result from illness, disability or death. Benefits offered to the Company's executive officers are substantially the same as those offered to all the Company's regular employees.

  CEO Compensation

     The plans and policies discussed above were the basis for the 1999 compensation of the Company's Chief Executive Officer, Mr. David Liu. Mr. Liu was excluded from all discussions by the Board and the Compensation Committee regarding his own compensation. In advising the Board with respect to this compensation, the Compensation Committee seeks to achieve two objectives: (i) establish a level of base salary competitive with that paid by companies within the industry which are of comparable size to the Company and by companies outside of the industry with which the Company competes for executive talent and
(ii) make a significant percentage of the total compensation package contingent upon the Company's performance and stock price appreciation. In accordance with these objectives, Mr. Liu received a base salary of $139,167 and a bonus of $100,000 for fiscal year 1999. Mr. Liu's 1999 compensation was based on the actual financial performance of the Company in achieving designated corporate objectives and attaining a strategic revenue objective measured against competitors' performance.

  Compliance with Internal Revenue Code Section 162(m)

     Section 162(m) of the Internal Revenue Code, enacted in 1993, generally disallows a tax deduction to publicly held companies for compensation exceeding $1 million paid to certain of the corporation's executive officers. The limitation applies only to compensation which is not considered to be performance-based. The non-performance based compensation paid to the Company's executive officers for the 1999 fiscal year did not exceed the $1 million limit per officer, nor is it expected that the non-performance based compensation to be paid to the Company's executive officers for fiscal year 2000 will exceed that limit. Because it is very unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any other action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual compensation of any executive officer ever approach the $1 million level.

                                          Compensation Committee
                                          John Link
                                          Ann Winblad

STOCK PERFORMANCE GRAPH

     The Securities and Exchange Commission requires the Company to present a graph comparing the cumulative total stockholder return on its Common Stock with the cumulative total stockholder return of (i) a broad equity market index and
(ii) a published industry index or peer group. Although the graph would normally be for a five-year period, the Common Stock of the Company began trading publicly on December 2, 1999 and, as a result, the following chart commences as of such date. This chart compares the Common Stock with (i) the Nasdaq Stock Market-United States Index and (ii) the Russell 2000 Index.

                     COMPARISON OF CUMULATIVE TOTAL RETURN*
           AMONG THE KNOT, INC., THE NASDAQ STOCK MARKET (U.S.) INDEX
                           AND THE RUSSELL 2000 INDEX
[PERFORMANCE GRAPH]

                                                                                  NASDAQ STOCK
                                                     THE KNOT, INC.               MARKET (U.S.)               RUSSELL 2000
                                                     --------------               -------------               ------------
12/2/99                                                  100.00                      100.00                      100.00
12/31/99                                                  84.38                      121.66                      103.17

---------------
* $100 invested on 12/2/99 in stock or index -- including reinvestment of dividends.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

SERIES B PREFERRED STOCK

     On April 13, 1999, the Company sold 4,000,000 shares of its Series B Preferred Stock at a price of $3.75 per share to QVC. QVC paid an aggregate of $15.0 million for the shares of Series B Preferred Stock and received a warrant to purchase 1,700,000 shares of the Company's common stock at an exercise price of $5.00 per share. The warrant became exercisable upon the Company's initial public offering of common stock. In addition, QVC received registration rights in connection with their shares of stock and the shares issuable upon the exercise of its warrant, and became a party to the investor rights agreement. The Series B Preferred Stock and the warrant have been assigned to QVC Interactive Holdings, LLC (now known as Interactive Technology Holdings, LLC). The Company also entered into a services agreement with QVC, which the

Company believes is on terms and conditions no less favorable to it than it could have obtained from unaffiliated third parties. The Company also has an agreement with QVC to sell merchandise through a co-branded site accessible from within QVC's online site. For the year ended December 31, 1999, the Company purchased merchandise and incurred warehousing, fulfillment and distribution and billing costs under the agreements in the aggregate amount of $172,000.

AOL ANCHOR TENANT AGREEMENT

     On July 23, 1999, the Company entered into an amended anchor tenant agreement with AOL, which extended the term of the Company's existing agreement with AOL through January 6, 2003. Under the terms of the agreement, The Knot continues to be the primary wedding content provider on AOL and on several other of AOL's leading properties, including AOL.com, Netscape Netcenter and CompuServe. Under the terms of the agreement, the Company pays carriage fees to AOL. For the year ended December 31, 1999, the Company paid $1,000,000 in carriage fees to AOL. For the year ended December 31, 1998, the Company did not pay AOL carriage fees. Under the terms of the agreement, AOL may terminate the agreement without cause only with respect to the Company's carriage on AOL Hometown, Netscape and CompuServe upon 30 days' prior notice. Advertisements and promotions are subject to AOL's approval, and the advertisements may not promote AOL competitors such as other Internet service providers or search engines. The Company believes the terms and conditions of its anchor tenant agreement with AOL, taken as a whole, are no less favorable to it than it could have obtained from unaffiliated third parties.

     In consideration for AOL's agreement to extend the term of the agreement, the Company granted to AOL a warrant, exercisable for eight years from the date of grant, to purchase 366,667 shares of Common Stock at a price equal to $7.20 per share. The warrant is immediately exercisable and expires in July 2007. In addition, AOL received registration rights with respect to the shares issuable under the warrant.

MISCELLANEOUS

     The Certificate of Incorporation eliminates, subject to certain exceptions, directors' personal liability to the Company or its stockholders for monetary damages for breaches of fiduciary duties. The Certificate of Incorporation does not, however, eliminate or limit the personal liability of a director for (i) any breach of the director's duty of loyalty to the Company or its stockholders,
(ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law or (iv) for any transaction from which the director derived an improper personal benefit.

     The Company's Amended and Restated Bylaws provide that the Company shall indemnify its directors and executive officers to the fullest extent permitted under the Delaware General Corporation Law, and may indemnify its other officers, employees and other agents as set forth in the Delaware General Corporation Law. In addition, the Company has entered into indemnification agreements with its directors and officers. The indemnification agreements contain provisions that require the Company, among other things, to indemnify its directors and executive officers against certain liabilities (other than liabilities arising from intentional or knowing and culpable violations of law) that may arise by reason of their status or service as directors or executive officers of the Company or other entities to which they provide service at the request of the Company and to advance expenses they may incur as a result of any proceeding against them as to which they could be indemnified. The Company believes that these provisions and agreements are necessary to attract and retain qualified directors and officers. The Company has obtained an insurance policy covering directors and officers for claims that such directors and officers may otherwise be required to pay or for which the Company is required to indemnify them, subject to certain exclusions.

     As of the date of this proxy statement, there is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires The Knot's officers and directors, and persons who own more than 10% of a registered class of The Knot's equity securities, to file reports of ownership and changes in ownership with the SEC and the Nasdaq Stock Market. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish The Knot with copies of all reports they file pursuant to Section 16(a).

     Based solely on a review of the copies of such reports furnished to The Knot, or written representations that no Form 5s were required, The Knot believes that, during 1999, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% stockholders were satisfied.

                       DEADLINE FOR STOCKHOLDER PROPOSALS

     Stockholder proposals that are intended to be presented at the Company's annual meeting of stockholders to be held in 2001 must be received by the Company no later than January 16, 2001, if such proposals are to be included in the proxy statement and related proxy materials relating to that meeting. In addition, the proxy solicited by the Board of Directors for the annual meeting of stockholders to be held in 2001 will confer discretionary authority to vote on any stockholder proposal presented at that meeting unless the Company receives notice of such proposal on or before March 5, 2001.

                                   FORM 10-K

     The Company filed an Annual Report on Form 10-K for the fiscal year ended December 31, 1999 with the Securities and Exchange Commission on March 29, 2000. Stockholders may obtain a copy of this report, without charge, upon written request, by writing to Investor Relations, at the Company's executive offices, which are located at 462 Broadway, 6th Floor, New York, New York 10013.

                                 OTHER BUSINESS

     The Board knows of no other business that will be presented for consideration at the Annual Meeting. If other matters are properly brought before the Annual Meeting, however, it is the intention of the persons named in the accompanying proxy to vote the shares represented thereby on such matters in accordance with their best judgment.

                                          Order of the Board of Directors

                                          [Richard Szefc sig]

                                          RICHARD SZEFC, Secretary

Dated: April 18, 2000

                                   PROXY CARD

                                 THE KNOT, INC.

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints David Liu and Richard Szefc jointly and severally, as proxies, with full power of substitution and resubstitution, to vote all shares of stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of THE KNOT, INC. to be held on Tuesday, May 16, 2000, or at any postponements or adjournments thereof, as specified on the reverse, and to vote in his discretion on such other business as may properly come before the Annual Meeting and any adjournments thereof.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.

    UNLESS OTHERWISE SPECIFIED BY THE UNDERSIGNED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 AND WILL BE VOTED BY THE PROXYHOLDERS AT THEIR DISCRETION AS TO ANY OTHER MATTERS PROPERLY TRANSACTED AT THE MEETING OR ANY ADJOURNMENTS THEREOF. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN BELOW, NO BOXES NEED BE CHECKED.

                     (PLEASE SIGN AND DATE ON REVERSE SIDE)

      PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF STOCKHOLDERS
                                 THE KNOT, INC.
                                  MAY 16, 2000

                PLEASE DETACH AND MAIL IN THE ENVELOPE PROVIDED
[X] PLEASE MARK YOUR VOTES AS IN THIS EXAMPLE.
1. ELECTION OF DIRECTORS:
   [ ] Vote FOR all nominees listed below (except as withheld in the space
   below)                  [ ] Vote WITHHELD from all nominees

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, CHECK THE
             BOX "VOTE FOR" AND WRITE THE NOMINEE'S NAME ON THE LINE BELOW.

--------------------------------------------------------------------------------
NOMINEES: JOHN LINK AND ANN WINBLAD WILL STAND FOR RE-ELECTION TO THE BOARD FOR TERMS TO EXPIRE IN 2003.

2. RATIFICATION OF AUDITORS:
   To ratify and approve the selection of Ernst & Young LLP as independent auditors for the fiscal year ending December 31, 2000.
               [ ] FOR            [ ] AGAINST            [ ] ABSTAIN

CHECK HERE IF YOU PLAN TO ATTEND THE ANNUAL MEETING [ ]


                                                             -----------------------------------------------------
                                                             SIGNATURE OF STOCKHOLDER
                                                             -----------------------------------------------------
                                                             PRINTED NAME OF STOCKHOLDER
                                                             -----------------------------------------------------
                                                             TITLE (IF APPROPRIATE)
                                                             Note: Please sign exactly as your name appears
                                                             hereon. If signing as attorney, executor,
                                                                   administrator, trustee or guardian, please give
                                                                   full title as such, and, if signing for a
                                                                   corporation, give your title. When shares are
                                                                   in the names of more than one person, each
                                                                   should sign.

                                                             Dated: --------------------- , 2000